UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2021

CAREDX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36536	94-3316839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Tower Place, 9th Floor

South San Francisco, California 94080

(Address of Principal Executive Offices) (Zip Code)

(415) 287-2300

Registrant’s telephone number, including area code

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

(Title of each class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, $0.001 Par Value	CDNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2021, the board of directors (the “Board”) of CareDx, Inc. (the “Company”) appointed Hannah A. Valantine, M.D. as a Class I director of the Company. Dr. Valantine’s service on the Board commenced on July 1, 2021.

Dr. Valantine currently serves as Professor of Medicine at Stanford University School of Medicine, where she has been a faculty member since 1987. From April 2014 to September 2020, Dr. Valantine served as Chief Officer for Scientific Workforce Diversity at the National Institutes of Health, and as a Senior Investigator in the Intramural Research Program at the National Heart, Lung, and Blood Institute. From November 2004 to April 2014, Dr. Valantine was Professor of Cardiovascular Medicine and the Senior Associate Dean for Diversity and Leadership at Stanford. In collaboration with her colleagues at Stanford, Dr. Valantine co-invented the technology for donor derived cell-free DNA for diagnosis of transplant rejection, which is currently licensed and used to monitor patients for early detection of acute rejection. Dr. Valantine also serves as Principal and Founder of HAV LLC, a consulting company for diversity, equity and inclusion that she founded in January 2021. Dr. Valantine has served as a member of the board of directors of Pacific Biosciences of California, Inc. since June 2021. Dr. Valantine received a Bachelor of Science degree in Biochemistry from London University, Chelsea College and a Bachelor of Medicine degree and Bachelor of Science degree in Medicine from London University, St. Georges Hospital.

As a non-employee director, Dr. Valantine will be entitled to receive cash compensation and nondiscretionary, automatic grants of non-statutory stock options and restricted stock units and standard annual retainers for membership on the Board and the committees of the Board, as follows: an annual cash retainer of $40,000 for her service on the Board, paid on a quarterly basis (which Dr. Valantine can elect to take in the form of cash and/or shares of the Company’s common stock); an initial stock option to purchase shares of our common stock having a grant date fair value of $150,000, rounded to the nearest whole share, which option will vest on a monthly basis over three years; and an award of restricted stock units having a grant date fair value of $150,000, rounded to the nearest whole share, which will vest in three equal, annual installments beginning with the first annual anniversary from the date of grant. In addition, under the Company’s current outside director compensation policy, on the first business day after each annual meeting of our stockholders, as a non-employee director, Dr. Valantine will be automatically granted an option to purchase additional shares of our common stock having a grant date fair value of $100,000, rounded to the nearest whole share, and an award of restricted stock units having a grant date fair value of $100,000, rounded to the nearest whole share.

The Company also entered into an indemnification agreement with Dr. Valantine in the same form as its standard form of indemnity agreement with its other directors.

There are no family relationships between Dr. Valantine and any director or executive officer of the Company, and she was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Dr. Valantine has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

On June 30, 2021, the Company issued a press release announcing the appointment of Dr. Valantine to the Board. A copy of the press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated June 30, 2021

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2021	CAREDX, INC.

	By:	/s/ Ankur Dhingra
Ankur Dhingra
Chief Financial Officer